Exhibit 99.1

James M. Myers Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--December 13, 2010--Jack in the Box Inc. (NASDAQ: JACK) today announced the addition of James M. Myers to the company’s board of directors, effective December 13, 2010. Myers is president and chief executive officer at PETCO Animal Supplies, Inc., a leading specialty retailer of premium pet food, supplies and services, with more than 1,000 stores in 50 states plus the District of Columbia.

Myers joined PETCO in 1990 as vice president and controller and held several leadership roles at the company, most notably in the areas of finance, investor relations and information technology, prior to his election to its board of directors in 2000 and his promotion to CEO in 2004. Prior to joining PETCO, Myers held various positions at the accounting firm KPMG LLP, from 1980 to 1990. Myers also serves on the boards of John Carroll University and the Retail Industry Leaders Association.

“Jim has played a pivotal role in guiding PETCO’s growth as a leading national specialty retail chain, and he brings a wealth of experience to our board of directors,” said Linda A. Lang, chairman, CEO and president of Jack in the Box Inc. “His proven leadership abilities and financial acumen will serve our organization well as we continue to execute our key strategic initiatives, including our growth strategy to expand our Jack in the Box and Qdoba brands.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 43 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
brian.luscomb@jackinthebox.com